SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1
      (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*



                            Pervasive Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    715710109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

------------------------                                ------------------------
CUSIP NO. 715710109                    13G                   Page 2 of 11
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Austin Ventures IV-A, L.P. ("AV IV-A")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
          NUMBER OF           5    SOLE VOTING POWER
           SHARES
        BENEFICIALLY               0 shares.
   OWNED BY EACH REPORTING
           PERSON
            WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                       PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 715710109                    13G                   Page 3 of 11
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Austin Ventures IV-B, L.P. ("AV IV-B")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
          NUMBER OF           5    SOLE VOTING POWER
           SHARES
        BENEFICIALLY               0 shares.
   OWNED BY EACH REPORTING
           PERSON
            WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                       PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 715710109                    13G                   Page 4 of 11
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           AV Partners IV, L.P. ("AVP IV")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
          NUMBER OF           5    SOLE VOTING POWER
           SHARES
        BENEFICIALLY               0 shares.
   OWNED BY EACH REPORTING
           PERSON
            WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                       PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 715710109                    13G                   Page 5 of 11
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Joseph C. Aragona ("Aragona")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
          NUMBER OF           5    SOLE VOTING POWER
           SHARES
        BENEFICIALLY               73,777 shares.
   OWNED BY EACH REPORTING
           PERSON
            WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   0 shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   73,777 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0 shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   73,777
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     0.47%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                       IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 715710109                    13G                   Page 6 of 11
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Kenneth P. DeAngelis ("DeAngelis")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
          NUMBER OF           5    SOLE VOTING POWER
           SHARES
        BENEFICIALLY               0 shares.
   OWNED BY EACH REPORTING
           PERSON
            WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   0 shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0 shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                       IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 715710109                    13G                   Page 7 of 11
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Jeffery C. Garvey ("Garvey")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
          NUMBER OF           5    SOLE VOTING POWER
           SHARES
        BENEFICIALLY               0 shares.
   OWNED BY EACH REPORTING
           PERSON
            WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   0 shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0 shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                       IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 715710109                    13G                   Page 8 of 11
------------------------                                ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           William P. Wood ("Wood")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
          NUMBER OF           5    SOLE VOTING POWER
           SHARES
        BENEFICIALLY               0 shares.
   OWNED BY EACH REPORTING
           PERSON
            WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   0 shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0 shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                       IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

This Statement amends and restates the Statement on 13(G) filed by Austin Ventures IV-A, L.P., a Delaware limited partnership ("AV IV-A"), Austin Ventures IV-B, L.P., a Delaware limited partnership ("AV IV-B"), AV Partners IV, L.P., a Delaware limited partnership ("AVP IV"), Joseph C. Aragona ("Arogona"), Kenneth
P. DeAngelis ("DeAngelis"), Jeffery C. Garvey ("Garvey) and William P. Wood ("Wood"), the general partners of AVP IV. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."


ITEM 4.    OWNERSHIP

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a) Amount beneficially owned:

                   See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class:

                   See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:

                       (i)   Sole power to vote or to direct the vote:

                             See Row 5 of cover page for each Reporting Person.

                       (ii)  Shared power to vote or to direct the vote:

                             See Row 6 of cover page for each Reporting Person.

                       (iii) Sole power to dispose or to direct the  disposition
                             of:

                             See Row 7 of cover page for each Reporting Person.

                       (iv)  Shared   power  to   dispose   or  to  direct   the
                             disposition of:

                             See Row 8 of cover page for each Reporting Person.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2001


AUSTIN VENTURES IV-A, L.P.              /s/ John Nicholson
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES IV-B, L.P.              /s/ John Nicholson
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES IV, L.P.                /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



JOSEPH C. ARAGONA                       /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



KENNETH P. DeANGELIS                    /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact

JEFFERY C. GARVEY                       /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact



WILLIAM P. WOOD                         /s/ John Nicholson
                                        ----------------------------------------
                                        Signature

                                        John Nicholson
                                        Chief Financial Officer/Attorney-In-Fact